Exhibit 3.2

BEDERRA CORPORATION (a Texas Corporation)

STATEMENT OF UNANIMOUS CONSENT OF DIRECTORS AND MAJORITY CONSENT OF SHAREHOLDERS

January 24, 2011

THIS STATEMENT OF UNANIMOUS CONSENT OF DIRECTORS when executed by all the Directors of the Corporation in accordance with the provisions of the Texas General Corporation Law, will become effective as of the 24th day of January, 2011; and will have the same force and effect as if such Director were present and acting at a meeting duly noted and held for the purpose of adopting the Resolutions and taking the corporate action here and after set forth.

THIS STATEMENT OF CONSENT OF MAJORITY STOCKHOLDERS when executed by the holders of a majority of the outstanding stock of the Corporation entitled to vote in accordance with the provisions of Section 78.320 of the Nevada Revised Statutes, will become effective as of the 24th day of January, 2011; and shall have the same force and effect as if adopted at a special meeting of stockholders noticed and held for the purpose of adopting the Resolutions and taking the Corporate action hereinafter set forth.

REINCORPORATON, REVERSE SPLIT, AND NAME CHANGE

The Directors were of the opinion that is in the best interest of the Corporation and the shareholders to consolidate the outstanding shares of Common Stock of the Corporation into a smaller number, an action generally referred to as a reverse split, effective for shareholders of record as of the closing of the security trading markets on the effective date of the reincorporation authorized in the next succeeding resolution. Therefore, it was

RESOLVED, that on the effective date of the reincorporation from Texas to Nevada that adopts new Articles of Incorporation for the Corporation will also be the effective date of a One for Five Hundred (500) reverse split such that the holders of common stock will receive One share of Common Stock of the Corporation, $.0001 par value ("New Common Stock") for each Five Hundred (500) shares of Common Stock owned by each such holder as of the closing of the security trading markets on the effective date of the reincorporation period. No certificates for fractional shares of New Common Stock will be issued and no certificates will be issued for less than One Hundred (100) shares. In the event any holder of Common Stock is entitled to receive fractional shares of New Common Stock, such holder will be issued the next highest number of whole shares and in the event any holder of Common Stock is entitled to receive less than One Hundred (100) shares of New Common Stock, such holder will be issued One Hundred (100) shares; and

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BE IT FURTHER RESOLVED, that, unless otherwise specified in the underlying agreement, the number of shares of Common Stock or other securities issuable upon conversion or in exchange for outstanding warrants, options or other securities issuable to the holders after the effective date of the reincorporation be the kind and amount of shares of stock of the post-reincorporation successor corporation and other securities and property issuable upon conversion or exchange as if the conversion or exchange had occurred immediately prior to the reincorporation.

CHANGE OF CORPORATE NAME

The Directors are of the opinion that it is in the best interest of the corporation to change the corporate name to ZICIX Corporation in order to more closely reflect the business focus. Therefore, it was

RESOLVED, that on the effective date of the reincorporation from Texas to Nevada that adopts new Articles of Incorporation for the Corporation will also be the effective date of the change of the name of the Corporation to ZICIX Corporation; and

BE IT FURTHER RESOLVED, the officers of the Corporation be, and hereby are, authorized to execute and deliver such documents and instruments and do all acts and things to effectuate the intent of the foregoing Resolution.

ADOPTION OF PLAN OF MERGER WITH ZICIX CORPORATION

RESOLVED, that in order to accomplish the reverse split, name change and reincorporation, the Corporation enter into a Plan of Merger with ZICIX Corporation, a Nevada Corporation, upon the terms and for the consideration specified in the Plan of Merger delivered to the Directors and incorporated in these resolutions by reference; and

BE IT FURTHER RESOLVED, that the President and the Secretary, or Assistant Secretary of the Corporation, be and each of them hereby is authorized to execute and deliver the Plan of Merger and such other documents and instruments and do all acts and things to effectuate the intent of the foregoing resolution.

EXECUTION OF CONSULTING AGREEMENT

The Directors and majority shareholder were of the opinion that it is in the best interest of the corporation and the shareholders to engage Rhodes Holdings, LLC, a Texas Limited Liability Corporation upon the terms and for the consideration specified in the form of the Consulting Agreement delivered to the Directors and incorporated herein by reference; and

BE IT FURTHER RESOLVED, that the President of the Corporation be, and hereby is authorized to execute and deliver the Consulting Agreement and such other documents and instruments and do all acts and things to effectuate the intent of the foregoing resolution.

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NOTICE TO SHAREHOLDERS

The Directors and shareholder were informed that in order to comply with the General Corporation Law of Texas and Rule 15c-211 (a) (5) pursuant to the Securities Act of 1934, as amended, the Corporation is required to file and send to shareholders a description of the corporate actions described in these resolutions. Therefore it was

RESOLVED, that the Board of Directors of the Corporation prepare and file with OTC Markets Group, and distribute to all the shareholders of the Corporation an information statement to describe the reverse split, reincorporation, name change, change in authorized shares.

COUNTERPARTS

This statement of Unanimous Consent may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A facsimile signature by any party on a counterpart of this Agreement shall be binding and effective for all purposes. Such party shall, however, subsequently deliver to the other party an original executed copy of this Agreement.

EXECUTED by the Directors as of the date set out above.

/s/ Graham R Williams	/s/ Herbert H Pratt
Graham R Williams	Herbert H Pratt

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